Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Target Funds’ Service Providers” and “Financial Highlights” in the Proxy Statement/Prospectus and to the incorporation by reference of our report dated March 1, 2021 with respect to the financial statements of FS Multi-Strategy Alternatives Fund, FS Long/Short Equity Fund and FS Chiron Real Asset Fund (formerly, FS Real Asset Fund), each a series of FS Series Trust, for the year ended December 31, 2020 in the Registration Statement on Form N-14 of The Advisors’ Inner Circle Fund III dated September 30, 2021.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

September 30, 2021